Exhibit 99.1

Rafael Holdings Mourns the Passing of Lead Independent Director, Stephen Greenberg, and Announces the Appointment of Alan Grayson to its Board of Directors

NEWARK, NJ – October 28, 2025 (GLOBE NEWSWIRE) – Rafael Holdings, Inc. (NYSE: RFL; NYSE American: RFL-WT) sadly announced today the passing of its Lead Independent Director, Stephen Greenberg, and the appointment of Alan Grayson to its Board of Directors. Mr. Grayson will serve on the Compensation, Corporate Governance and Nominating Committees. Separately, the Company also announced that Markus Sieger, an existing Board member, will join the Audit Committee as its Chair and has been elected as Lead Independent Director.

Stephen Greenberg had served on Rafael’s Board since March 2018 bringing with him a wealth of experience, insights, and guidance. Mr. Greenberg had served as a director of Zedge, Inc. from May 2016 to January 2018. Mr. Greenberg had been managing member of PilgrimMediation Group since May 2012 and managing member of Bento Box Entertainment since January 2013. He previously served as Chairman of the Board and Chief Executive Officer of Net2Phone, Inc. and of IDT Spectrum, Inc. from 2002 to 2006. From June 2015 to June 2018, Mr. Greenberg served as the 29th Chairman of the Board of the Conference of Presidents of Major American Jewish Organizations, the central coordinating body on international and national concerns for fifty National Jewish Organizations. Mr. Greenberg also served as Chairman of the National Coalition for Eurasian Jewry. He was a member of the board of American Friends of Beit Hatfusot since 1995 and previously served as the organization’s President and a member of the board of Tel Aviv Foundation since 2005. Mr. Greenberg was also a member of the board of International Hillel from 2006 to 2012. Mr. Greenberg received a B.A. in English cum laude from Washington & Jefferson College in 1965 and a J.D. with honors from George Washington University in 1968.

“We are deeply saddened by passing of Stephen and grateful for his life of dedication and service. It has been a privilege to work with Stephen and his counsel on the Board has been a tremendous asset to Rafael Holdings. Stephen will be greatly missed, and we would like to extend our deepest sympathies to his family,” said Howard S. Jonas, CEO of Rafael Holdings.

“I would like to welcome Alan Grayson to our Board of Directors. Alan has deep legal, financial and government expertise and I am confident that his combined experience will be invaluable,” added Mr. Jonas. “I believe Markus Sieger will make an excellent Audit Chair given his broad and deep experience as a seasoned entrepreneur and senior executive across multiple industries including healthcare.”

Alan Grayson, age 67, was a Member of Congress from 2009 to 2011 and 2013 to 2017.  In his first term, he served on the Financial Services Committee. Other than Mr. Grayson’s years as a member of Congress, Mr. Grayson has been a government contracts and whistleblower attorney as a solo practitioner and with Grayson & Associates, P.C. and Grayson, Kubli & Hoffman, P.C. since 1991. From 1990-1991, Mr. Grayson served as President of IDT Corporation.  Mr. Grayson worked as a court law clerk from 1983 to 1985, working with Judges Ruth Bader Ginsburg and Antonin Scalia.  From 1985 to 1990, Mr. Grayson worked as a government contracts attorney at Fried Frank Harris Shriver and Jacobson.  In 1986, Mr. Grayson co-founded the Alliance for Aging Research, and served as an officer for more than twenty years. In 1978, Mr. Grayson received a B.A. (high honors) from Harvard College, and a J.D. (with honors) and a M.P.P from Harvard University in 1983.

About Rafael Holdings, Inc.

Rafael Holdings, Inc. is a biotechnology company that develops pharmaceuticals and holds interests in clinical and early stage companies that develop pharmaceuticals and medical devices. Our lead candidate is Trappsol® Cyclo™, which is being evaluated in clinical trials for the potential treatment of Niemann-Pick Disease Type C1 (“NPC1”), a rare, fatal and progressive genetic disorder. We also hold interests in other clinical-stage and early-stage pharmaceutical development companies and an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries. Our lead candidate, Trappsol® Cyclo™, is the subject of an ongoing pivotal Phase 3 clinical trial.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2024, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825